Exhibit 99.1

ImageWare Systems Issues Corporate Update

SAN DIEGO, CA – May 10, 2016 – ImageWare Systems, Inc. (ImageWare or IWS) (OTCQB: IWSY), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, has issued financial results for the first quarter ended March 31, 2016, as well as a corporate update to highlight the company’s progress since its last quarterly update on March 16, 2016.

Operational Highlights

•
Teamed up with TransUnion to launch an enterprise-ready, turn-key biometric authentication offering on the Amazon Web Service cloud. Companies of all sizes will be able to integrate the SaaS product into nearly any existing security solution.

•
Entered into a contract with FEMSA to provide the IWS CloudID® multi-modal biometric authentication system to improve their overall employee-level security, specifically identity, credential and access control management.

•
Joined Amazon Web Services Partner Network as a technology partner, providing GoMobile Interactive® cloud service to GoVerifyID® mobile app users by leveraging the global scale, reliability and security of Amazon Web Services.

•	Awarded three patents from the United States Patent and Trademark Office for technology used in the IWS Biometric Engine®. These patents bring ImageWare’s total patent count to 19.

Management Commentary

“Since our last corporate update less than two months ago, we continued to forge strategic partnerships with companies that we believe will help commercialize our technology,” said Jim Miller, ImageWare’s chairman and CEO. “Today, we officially teamed up with TransUnion to integrate GoVerifyID with the debut of their ID vetting product, ID Manager. Two things make our joint product unique. First, we are targeting small-to-medium sized businesses, which employ the majority of our population, yet have not been the target audience for many of our partners to date. Second, thanks to the ID Manager product, our ‘pay-as-you-go, scale-as-you need’ offering will allow quick deployment and no upfront infrastructure setup costs, reducing two significant barriers to entry.

“In addition to other recently formed partnerships, we made great progress in the sales process of GoVerifyID with Aruba’s ClearPass Policy Manager. Aruba’s internal salesforce as well as over 60 resellers are currently being educated about the product. We have been busy collaborating with their team to co-write content for sales webcasts and other selling materials, and have setup a joint server in the cloud for customers interested in a demo.

“To our knowledge, this is the first time a network company has elected to use biometrics for security purposes, reflecting the strength of our biometric technology. With a total end user population of approximately 65 million, Aruba also represents one of the larger populations of users to be targeted for conversion from PINs and passwords to biometrics. As we look ahead, we believe this will more often become the case with other companies, and Aruba provides ImageWare a true signature reference account for our commercialization strategy.”

First Quarter 2016 Financial Results

Total revenues in the first quarter of 2016 were essentially unchanged at $1.0 million compared to the first quarter of 2015. An increase in services revenue due to the completion of certain identity management projects offset a reduction of software revenue from identification projects.

Gross margin in the first quarter of 2016 was 73.3% compared to 71.1% in the first quarter of 2015. The increase was primarily due to relatively lower cost of sales associated with the increase in service revenues.

Net loss in the first quarter of 2016 was essentially flat compared to the same year-ago quarter at $2.3 million or $(0.03) per basic share.

At March 31, 2016, cash and cash equivalents totaled $1.1 million compared to $3.4 million at December 31, 2015. The company continues to carry no debt and has full availability on its $5.5 million line of credit.

Conference Call

ImageWare will hold a conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its first quarter 2016 results. The company’s Chairman and CEO Jim Miller and CFO Wayne Wetherell will host the conference call, followed by a question and answer period.

Date: Tuesday, May 10, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-888-208-1815
International dial-in number: 1-719-457-0349
Conference ID: 4667811

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at
 http://public.viavid.com/index.php?id=119507 and via ImageWare’s investor relations section at www.iwsinc.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 10, 2016.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 4667811

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (OTCQB: IWSY) is a leading developer of mobile and cloud-based identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, ImageWare's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials, including national IDs, passports, driver's licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., and Ottawa, Ontario. For more information on ImageWare Systems, Inc., please visit www.iwsinc.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. (“ImageWare”) are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations:

Liolios
Cody Slach
Tel 1-949-574-3860
IWSY@liolios.com

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
Assets:
Cash	$1,095	$3,352
Accounts receivable, net	376	349
Inventories	44	46
Other current assets	115	69
Property and equipment, net	151	162
Other assets	85	98
Intangible assets, net	115	117
Goodwill	3,416	3,416
Total Assets	$5,397	$7,609

Liabilities and Shareholders' Equity:
Current liabilities	$2,153	$2,406
Convertible line of credit to related party net of discount	-	-
Pension obligation	1,597	1,511
Shareholders' equity	1,647	3,692
Total Liabilities and Shareholders' Equity	$5,397	$7,609

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2016	2015
Revenues
Product	$403	$378
Maintenance	640	613
Total Revenues	1,043	991

Cost of Revenue
Product	74	74
Maintenance	205	212

Gross Profit	764	705
	73%	71%
Operating Expenses
General & administrative	1,006	916
Sales and marketing	673	650
Research and development	1,314	1,033
Depreciation and amortization	35	42
Total Operating Expenses	3,028	2,641

Loss from operations	(2,264)	(1,936)

Interest (income) expense, net	11	437
Other (income) expense, net	(1)	(46)

Income (loss) from continuing operations before income taxes	(2,274)	(2,327)

Income taxes	3	3

Income (loss) from continuing operations	(2,277)	(2,330)

Net income (loss)	$(2,277)	$(2,330)
Preferred dividends	(348)	(204)
Net income (loss) available to common shareholders	$(2,625)	$(2,534)

Per share data - basic
Net income (loss) from continuing operations	$(0.03)	$(0.03)
Preferred dividends	-	-
Basic income (loss) per share available to common shareholders	$(0.03)	$(0.03)

Basic weighted-average common shares	94,073,367	93,315,640